UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2019

CNL HEALTHCARE PROPERTIES II, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55777	47-4524619
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 South Orange Avenue, Orlando, FL	32801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

Sale of MOB Property

On March 15, 2019, CHP II Overland Park KS MOB Owner, LLC, an operating subsidiary of CNL Healthcare Properties II, Inc. (referred to herein as “we”, “us”, “our” or the “Company”), (the “Seller”), entered into an Asset Purchase Agreement (the “Sale Agreement”) with HCP Medical Office Buildings, LLC, a Delaware limited liability company (the “Purchaser”), for the sale of the Company’s medical office building located in Overland Park, Kansas (the “MOB Property”) for approximately $15.4 million in cash (the “Sale”), subject to certain pro-rations and other adjustments as described in the Sale Agreement (the “Purchase Price”). Purchaser will place into escrow a $0.3 million earnest money deposit (the “First Deposit”). If Purchaser does not terminate the Sale Agreement on or before the end of the inspection period on April 5, 2019, the Purchaser will place into escrow an additional $0.3 million earnest money deposit (together with the First Deposit, the “Deposit”) and the Deposit will be nonrefundable, except in the event of the Seller’s breach of the Sale Agreement or failure to satisfy conditions to the consummation of the Sale.

The MOB Property is subject to a right of first refusal, which provides an unaffiliated third party a right to acquire the MOB Property under the same material terms and conditions as Purchaser. Seller anticipates that the right of first refusal will be exercised or expire prior to the end of the inspection period in the Sale Agreement. The Sale Agreement contains customary representations, warranties, covenants and indemnities of the Seller and the Purchaser. The Company currently anticipates that the consummation of the Sale will occur in the first half of 2019; provided, however, that there can be no assurance that the Sale will ultimately be completed.

The Company’s board of directors (the “Board”) unanimously approved the Company entering into the Sale Agreement. Net proceeds from the Sale, after payment of closing costs, will be used to satisfy debt securing the MOB Property and the remaining proceeds may be used to make a special distribution to stockholders and/or for general corporate purposes.

The foregoing description of the Sale Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Sale Agreement that will be filed with the Securities and Exchange Commission as an exhibit to the Company’s next quarterly report.

Item 1.02	Termination of a Material Definitive Agreement

On March 13, 2019, the Board and the Company’s external advisor, CHP II Advisors, LLC (the “Advisor”) agreed to terminate the Amended and Restated Expense Support and Restricted Stock Agreement dated May 9, 2016 (as amended, the “Expense Support Agreement”) between the Company and the Advisor, which termination is effective April 1, 2019. Any restricted shares granted to the Advisor under the Expense Support Agreement shall continue to be held by the Advisor, subject to the vesting and forfeiture provisions of the Expense Support Agreement which survive termination. The Expense Support Agreement termination was unanimously approved by the Board and culminates certain Board action taken to modify the Advisor’s overall compensation. The Company and the Advisor previously agreed to eliminate future acquisition fees and disposition fees as well as to generally reduce the asset management fee (the “AUM Fee”) to 0.40 percent per annum of average invested assets as described in the Company’s Current Report on Form 8-K filed March 6, 2019. The AUM Fee is further subject and subordinate to an agreed upon hurdle relating to the total operating expenses of the Company (as described in the Amended and Restated Advisory Agreement), though to the extent any portion of the AUM Fee is not paid as a result of total operating expenses exceeding the prescribed limits, it may nevertheless be recovered by the Advisor if certain Company performance thresholds are subsequently met.

Item 8.01	Other Events

Engagement of SunTrust Robinson Humphrey, Inc.; Suspension of Cash Distribution

As previously disclosed in October 2018, the Company’s Board formed a special committee comprised solely of its independent directors (the “Special Committee”) to consider possible strategic alternatives for the Company. Such strategic alternatives may include, without limitation, an orderly disposition of the Company’s assets or one or more of the Company’s asset classes and the distribution of the net sale proceeds thereof to the stockholders of the Company and a potential business combination or other transaction with an unrelated third party or affiliated party of the company’s sponsor. The sale of the MOB Property is the first transaction pursuant to this strategic shift by the Company. In furtherance of the Company’s consideration of strategic alternatives, in January 2019, the Special Committee engaged SunTrust Robinson Humphrey, Inc. (“STRH”), an independent investment banking firm to act as financial advisor to the Special Committee.

In light of the pending Sale and the formation of the Special Committee and the engagement of STRH, the Board voted to suspend the Company’s cash distribution on its common stock effective April 1, 2019. Accordingly, the Board does not currently intended to declare any regular distributions on the Company’s common stock after the effective date of the suspension, though special distributions may be made from time to time. The date of the suspension of the Company’s cash distribution corresponds with the termination date of the Expense Support Agreement.

Determination of Estimated Net Asset Value per Share

On March 13, 2019, the Board unanimously approved $9.92 as the estimated net asset value (“NAV”) per share of the Company’s common stock outstanding as of December 31, 2018 (the “Valuation Date”), based on the estimated value of our assets less the estimated value of our liabilities, including estimated property transaction costs, divided by approximately 4.90 million shares issued and outstanding as of December 31, 2018, excluding restricted shares issued to our Advisor. There have been no material changes between December 31, 2018 and the date of this filing that would impact the overall estimated NAV per share.

In establishing the estimated NAV, the Board engaged Robert A. Stanger & Co., Inc., an independent third-party valuation firm (“Stanger”), to provide a net asset valuation analysis of the Company. Stanger developed a valuation analysis of the Company and provided the analysis to the valuation committee of the Board, comprised solely of the independent directors (the “Valuation Committee”) in a report dated March 13, 2019 that contained, among other information, a range of per share net asset values for the Company’s common stock as of the Valuation Date (the “Valuation Report”).

Background

In January 2019, the Company announced that it initiated a process to update the Company’s estimated NAV per share to provide existing investors and broker-dealers with increased transparency and an estimated value of the Company’s shares based on the value of the Company’s current portfolio as of December 31, 2018. The Company announced two previous NAVs per share of $10.06 and $10.00 as of December 31, 2017 and June 30, 2017, respectively.

From Stanger’s engagement through the issuance of its Valuation Report, Stanger held discussions with our Advisor and conducted appraisals, investigations, research, review and analyses as it deemed necessary. The Valuation Committee, upon its receipt and review of the Valuation Report, concluded that the range of $9.40 and $10.49 for the Company’s estimated NAV per share of the Company’s common stock proposed in Stanger’s Valuation Report was reasonable, and recommended to the Board that it adopt $9.92 as the estimated NAV per share of the Company’s common stock, which is the midpoint of the range in Stanger’s Valuation Report. At a special meeting of the Board also held on March 13, 2019, the Board accepted the recommendation of the Valuation Committee and approved $9.92 as the estimated NAV per share of the Company’s common stock as of December 31, 2018.

Other than the adjustment for estimated transaction costs, which reduced the NAV by $0.26 per share, the Board’s determination of the December 31, 2018 NAV (the “2018 NAV”) was undertaken in accordance with the

Company’s valuation policy and the recommendations and methodologies of the Investment Program Association, a trade association for non-listed direct investment vehicles (“IPA”), as set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs” (“IPA Practice Guideline”).

The estimated 2018 NAV represents a snapshot in time, will likely change, and does not necessarily represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The 2018 NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances. Please see “Valuation Methodologies and Major Assumptions,” “Valuation Summary,” and “Additional Information Regarding the Valuation, Limitations of Estimated Share Value and the Engagement of Stanger” in this Current Report, below.

Valuation Methodologies

As of the Valuation Date, the Company’s real estate portfolio consisted of two seniors housing communities, one in Riverview, Florida and one in Pensacola, Florida and the MOB Property in Overland Park, Kansas (the “Appraised Properties”). The Appraised Properties were valued using valuation and appraisal methodologies with real estate industry standards and practices further described below.

To estimate the value of the Appraised Properties, Stanger has performed a site visit and conducted an appraisal of each asset. In determining its value opinion of each Appraised Property, Stanger utilized all information that it deemed relevant, including information from the Advisor and its own data sources, which data sources included information on capitalization rates, leasing rates and other economic factors. In conducting its appraisals of the Appraised Properties, and pursuant to its engagement, Stanger utilized the income approach to valuation. Specifically, a direct capitalization analysis was used for seniors housing properties and both a direct capitalization and discounted cash flow analysis was used for the MOB Property.

For the seniors housing assets, a direct capitalization analysis was performed by applying a market capitalization rate for each applicable Appraised Property to the estimated stabilized forward-year annual net operating income at each such property. In selecting each capitalization rate, Stanger took into account, among other factors, prevailing capitalization rates in the applicable property sector, the property’s location, age and condition, and the property’s operating trends.

For the MOB Property, the above-described direct capitalization analysis was performed and a market discount rate and terminal capitalization rate was applied to multi-year property projections which factored in, among other things, the leases encumbering the property, market conditions with respect to lease-up or releasing and property historical and projected operating trends.

As applicable, Stanger adjusted the capitalized value of each Appraised Property for any deferred maintenance or capital needs and lease-up costs to estimate the “as-is” value of each Appraised Property. Stanger’s appraisal report was certified by an appraiser licensed in the state in which the Appraised Properties were located. As of the Valuation Date, the aggregate estimated value of the Appraised Properties was approximately $66.64 million.

Debt. The Company determined the fair market value of the Company’s debt by applying a discounted cash flow analysis over the projected remaining term of the debt and reflecting the debt’s contractual agreement and corresponding interest and principal payments. The expected debt payments were then discounted to present value at an interest rate the Company deemed appropriate and reflective of market interest rates as of the Valuation Date for debt instruments with similar collateral, anticipated duration and prepayment terms. As of the Valuation Date, the estimated market value of the Company’s debt was $24.5 million, which equaled its aggregate outstanding principal balance as of the Valuation Date. While Stanger did not determine the value of the Company’s debt liabilities, Stanger did review the market interest rates used by the Company in determining the debt fair market value and, based upon a summary of the loan terms as provided by the Company, determined that in the aggregate, the market interest rates utilized by the Company were reasonable.

Valuation Summary; Material Assumptions

The following is a summary of the direct capitalization rates used to arrive at the value of the seniors housing properties: direct capitalization rate range of 6.25% to 7.00% with a weighted average of approximately 6.63%. The following is a summary of the rates used to arrive at the value of the medical office property: direct capitalization rate of 5.25%; discount rate of 6.50%, and a terminal capitalization rate of 6.00%.

In its Valuation Report, Stanger utilized the Company’s estimate of the December 31, 2018 value of the Company’s other assets, including cash and other tangible assets net of payables, accruals and other tangible liabilities, which approximated the net realizable values of such amounts on the Company’s adjusted balance sheet as of December 31, 2018. Furthermore, the Valuation Report includes Stanger’s estimate of the Advisor’s subordinated participation in net sales proceeds or incentive fee due upon liquidation of the Company’s portfolio.

The Valuation Report contained a range for the Company’s estimated 2018 NAV of $9.40 to $10.49 per share, including deductions for estimated property transaction costs in a hypothetical orderly sale of the assets of the Company. The per share range is based on a share count of approximately 4.90 million shares issued and outstanding as of December 31, 2018, excluding restricted shares issued to the Company’s Advisor.

The valuation range was calculated by Stanger by varying the direct capitalization rates and discount rates and terminal capitalization rates by 25 basis points in either direction. The lower end of the range has a positive $0.57 impact on NAV per share. The high end of the range has a negative $0.52 impact on NAV per share.

Taking into consideration the reasonableness of the valuation methodologies, assumptions and estimated range of values contained in Stanger’s Valuation Report, the Valuation Committee recommended that the Board approve $9.92 as the estimated NAV per share and the Board ultimately approved $9.92 as the estimated NAV per share of the Company’s common stock. As with any valuation methodology, the methodologies considered by the Valuation Committee and the Board, in reaching an estimate of the value of the Company’s shares, are based upon all of the foregoing estimates, assumptions, judgments and opinions that may, or may not, prove to be correct. The use of different estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the value of the Company’s shares.

The following table summarizes the material components of the Company’s estimated NAV as of December 31, 2018 compared to those as of December 31, 2017:

Table of Value Estimates for Components of Net Asset Value (1)

	Value as of 12/31/18 ($ in 000’s)	Value as of 12/31/18 (6) Per Share	Value as of 12/31/17 (7) ($ in 000’s)	Value as of 12/31/17 Per Share
Present value of wholly owned assets(2)	66,640	$13.60	$38,880	$12.65
Cash and cash equivalents(3)	8,238	1.68	12,422	4.04
Other assets(4)	357	0.07	189	0.06
Debt outstanding(5)	(24,500)	(5.00)	(19,813)	(6.44)
Accounts payable and other accrued expenses	(705)	(0.14)	(478)	(0.16)
Other liabilities	(144)	(0.03)	(287)	(0.09)

Net asset value	49,886	10.18	$30,914	$10.06
Estimated Transaction Costs	(1,292)	(0.26)	0	0

Net Asset Value (Net of Trans. Costs)	48,594	9.92

(1)	Balance sheet items reflect management’s unaudited balance sheet as of Dec. 31, 2018 and preliminary balance sheet as of Dec. 31, 2017. These are the composite mid-point figures as derived.
(2)	Includes three properties in 2018 and two properties in 2017.

(3)	Includes restricted cash.
(4)	Includes accounts receivable and prepaid expenses.
(5)

Debt outstanding in 2018 is equal to the fair market value of debt. In 2017, no fair market valuation of debt was conducted and the amount above represents debt outstanding. Increase represents debt incurred in connection with higher borrowings.

(6)	Based on approximately 4.90 million shares outstanding, excluding 0.06 million restricted shares issued to the Company’s Advisor.
(7)	Based on approximately 3.07 million shares outstanding, including approximately 0.06 million restricted shares expected to be issued to the Advisor during March 2018, as of the 2017 valuation date.

The main factors that impacted the Company’s estimated NAV per share as of December 31, 2018 as compared to the Company’s prior estimated NAV per share as of December 31, 2017 (the “2017 NAV”) are (i) an increase in real estate value due to the acquisition of our third property and improved values at our same store properties, (ii) a decrease in cash, reflective of the placement of capital in the aforementioned acquisition as well as the close of our offering, (iii) an increase in debt of approximately $4.7 million, (iv) the exclusion of restricted stock issued to our Advisor and the exclusion of liabilities otherwise expected to be settled by the issuance of restricted stock to our Advisor, further described below, and (v) the inclusion of estimated property transaction costs in the event of one or more transactions involving the Company’s portfolio of assets to provide liquidity to the Company’s stockholders.

The appraised value of the Company’s two real estate assets in the 2017 NAV was $38.9 million. On a same store basis, the two assets appraised in both the 2018 and 2017 NAV increased in collective value by approximately $2.5 million. The increase in same store real estate value is supported by the operating performance of Summer Vista Assisted Living and Mid-America Surgery Institute. As noted above, the 2018 NAV per share estimate excludes restricted shares currently outstanding of approximately 0.06 million as well as approximately $843,000 of liabilities otherwise expected to be settled by the issuance of restricted stock to our Advisor. If the restricted shares and to-be-settled restricted shares were factored into the 2018 NAV per share, they would result in a cumulative reduction to the NAV of approximately $0.28 per share. The determination was made to exclude these shares because they are subject to return thresholds that are not currently expected to be met and, due to the lack of scale of the Company, we anticipate the Advisor’s restricted shares would not participate in any special distributions as may be declared by the Board. The 2017 NAV per share estimate included restricted shares.

Sensitivity Analysis

Changes to the key assumptions used to arrive at the estimated NAV per share could have a significant impact on the underlying value of the Company’s real estate assets. The following table presents the impact on the estimated NAV per share of the Company’s common stock resulting from a 5.0% increase and decrease to parameters utilized in developing the appraised value of the Appraised Portfolio.

	Value Sensitivity
	Low	Concluded	High
Estimated Net Asset Value Per Share	$9.25	$9.92	$10.61

Weighted Average Capitalization Rate Appraised Properties	6.69%	6.29%	6.02%
Terminal Capitalization Rate Appraised Properties(a)(b)	6.30%	6.00%	5.70%
Discount Rate Appraised Properties(a)(b)	6.83%	6.50%	6.18%

(a)	Relates to the MOB Property.
(b)	As changes in these specific valuation parameters are not material by themselves, we have shown the aggregate value change from moving all parameters up or down by 5%.

Additional Information Regarding the Valuation, Limitations of Estimated Share Value and the Engagement of Stanger

Throughout the valuation process, the Valuation Committee, the Company’s Advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

Stanger’s Valuation Report was based upon market, economic, financial and other information, circumstances and conditions existing at or prior to December 31, 2018, and any material change in such information, circumstances and/or conditions may have a material effect on the Company’s estimated NAV. Stanger’s valuation materials were solely to assist the Company in establishing an estimated value of the Company’s common stock. Stanger’s valuation materials were not addressed to the public and should not be relied upon by any other person to establish an estimated value of the Company’s common stock. Stanger’s Valuation Report does not constitute a recommendation by Stanger to purchase or sell any shares of the Company’s common stock. Although Stanger considered comments received from the Company or the Advisor during the valuation process, the final appraised values of the Company’s appraised properties and debt liabilities in the Valuation Report were determined by Stanger.

In connection with its review, while Stanger reviewed for reasonableness the information supplied or otherwise made available to it by the Company or its Advisor, Stanger assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and did not undertake any duty or responsibility to verify independently any of such information.

In performing its analyses, Stanger made numerous assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, current and future rental market for the Company’s operating properties and other matters, many of which are necessarily subject to change and beyond the control of Stanger and the Company. The analyses performed by Stanger are not necessarily indicative of actual values, trading values or actual future results of the Company’s common stock that might be achieved, all of which may be significantly more or less favorable than suggested by the Valuation Report. The actual value of the Company’s common stock may vary significantly depending on numerous factors that generally impact the price of securities, the financial condition of the Company and the state of the real estate industry more generally. Accordingly, with respect to the estimated NAV of the Company’s common stock, neither we nor Stanger can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value for the respective class of shares;

•

a stockholder would ultimately realize distributions per share equal to our estimated NAV for the respective class of shares of common stock upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares would trade at a price equal to or greater than the estimated NAV for the respective class of shares if we listed them on a national securities exchange; or

•	the methodology used to estimate our NAV would be acceptable to FINRA or under ERISA for compliance with its reporting requirements.

The December 31, 2018, estimated NAV was determined by our Board at a special meeting held on March 13, 2019. The value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. We currently expect to continue to determine our estimated NAV at least annually.

Stanger possesses substantial experience in the valuation of assets similar to those owned by the Company and regularly undertake the valuation of securities in connection with business combinations and similar transactions. For the preparation of the Valuation Report, we paid Stanger a customary fee for services of this nature, no part of which was contingent relating to the provision of services or specific findings. The Company has not engaged Stanger for any other services.

Certain of the Company’s affiliates engaged Stanger for various real estate-related services and/or to serve as a third-party valuation advisor. The Company anticipates that Stanger will continue to provide similar services to the

Company and its affiliates in the future. In addition, the Company may in its discretion engage Stanger to assist the Board in future determinations of the Company’s estimated NAV. The Company is not affiliated with Stanger or any of its affiliates. While the Company and affiliates of the Company have engaged and/or may engage in the future Stanger for commercial real estate services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of Stanger.

The Company is furnishing (i) as Exhibit 99.1 to this Current Report on Form 8-K a copy of the letter to the Company’s stockholders regarding the NAV determination as of December 31, 2018, Text of correspondence from the Company to Stockholders regarding the 2018 NAV, and (ii) as Exhibit 99.2 to this Current Report on Form 8-K a copy of the notice mailed to our stockholders’ registered representatives or investment advisers regarding, among other things, the recent determination of the estimated NAV of the Company’s common stock. Such shareholder letter and notice shall not be deemed to be “filed” with the U.S. Securities and Exchange Commission (the “SEC”) or incorporated by reference into any other filing with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Correspondence from the Company to stockholders regarding the NAV as of December 31, 2018

99.2	Correspondence with financial advisors of stockholders of CNL Healthcare Properties II, Inc.

Caution Concerning Forward-Looking Statements

Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends that all such forward-looking statements be covered by the safe-harbor provisions for forward-looking statements of Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable.

All statements, other than statements that relate solely to historical facts, including, among others, statements regarding the Company’s future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “continues,” “pro forma” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by such forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our annual report for the year ended December 31, 2018, and other documents filed from time to time with the Securities and Exchange Commission.

Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to: changes in general economic conditions in the U.S. or globally (including financial market fluctuations); risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to development projects or acquired property value-add conversions, if applicable (including construction delays, cost overruns, the Company’s inability to obtain necessary permits and/or public opposition to these activities); defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable rents and terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to qualify and maintain its status as a real estate investment trust; and the Company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. Investors are cautioned not to place undue reliance on any forward-looking statements which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained from our website at http://www.cnlhealthcarepropertiesII.com.

We undertake no obligation to publicly release the results of any revisions to these forward looking-statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNL Healthcare Properties II, Inc.
March 19, 2019
	By:	/s/ Stephen H. Mauldin
Stephen H. Mauldin
Chief Executive Officer, President and Chairman